Exhibit 99.1

NEWS RELEASE
1101 East Arapaho Road
Richardson TX 75081 USA
+1 (972) 234-6400 main

Financial Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

Media Contact

Ryon Packer, VP

972.664.8072, rpacker@intrusion.com

Intrusion Inc. Closes $5.0 Million Private Placement

Richardson, Texas – March 25, 2004 – Intrusion Inc. (NASDAQ: INTZC), today announced that it has closed a $5.0 million private placement of 5% Convertible Preferred Stock and warrants.   In the private placement, the company sold 1,000,000 shares of preferred stock at a price of $5.00 per share, which convert into 6,361,323 shares of common stock at an initial conversion price of $0.786 per share, and warrants to purchase 2,226,459 shares of common stock at an exercise price of $0.786 per share.  The conversion price of the preferred stock and the exercise price of the warrants were based on the average closing price of the company’s common stock on The Nasdaq SmallCap Market for the five consecutive trading days ending on March 24, 2004.

G. Ward Paxton, the company’s Chairman, President and Chief Executive Officer, and James F. Gero, an outside director to the company, invested $1,000,000 in the private placement.  The remaining purchasers were institutional investors and individual accredited investors.

Black Point Partners, Inc. served as financial advisor to the company in connection with the private placement and received a warrant to purchase 257,633 shares of common stock at a price of $0.786 per share, as part of its compensation.

The company intends to file a Form 8-K with the Securities and Exchange Commission on March 26, 2004 that will provide a description of the private placement and copies of the definitive agreements.

About Intrusion Inc.

Intrusion Inc. is a leading global provider of the Intrusion SecureNet™ line of leading network intrusion prevention, intrusion detection and regulated information compliance products, as well as deployment technologies and security services for the information-driven economy. The Intrusion SecureNet™ family of network security products for governments and enterprises help protect critical information assets by quickly detecting, analyzing and responding to attacks and the misuse of classified and regulated information. Associated Intrusion SecureNet™ Intrusion Detection® services provide unique value to governments and enterprises in protecting information assets. For more information, please visit www.intrusion.com.

This release, other than historical information, may include forward-looking statements regarding future events or our future performance.  These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward looking statements, including, without limitation, the difficulties in forecasting future sales caused by current economic and market conditions, the effect of military actions on government and corporate spending on information security products, the impact of our cost reduction programs and our refocused product line, the difficulties and uncertainties in successfully developing and introducing new products, our ability to continue to meet operating expenses through current cash flow or additional financings, our ability to obtain additional financing on acceptable terms, the highly competitive market for our products, difficulties in accurately estimating market growth, the consolidation of the information security industry, the impact of changing economic conditions, business conditions in the information security industry, our ability to manage acquisitions effectively, our ability to manage discontinued operations effectively, the impact of market peers and their products, as well as other risks and uncertainties identified in our Annual Report on Form 10-K, our Definitive Proxy Statement on Schedule 14A filed with the SEC on February 12, 2004 and other filings with the SEC.  Copies of these filings can be obtained from our Investor Relations department.

None of the securities referenced in this press release have been registered with the Securities and Exchange Commission.  These securities may not be sold, nor may offers to buy these securities be accepted, prior to the time registration of these securities becomes effective, unless an applicable exemption from registration is available.  This announcement is neither an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful, prior to such registration or absent such exemption under applicable federal and state securities laws.